Exhibit 4.2
Form of Warrant to Purchase Common Stock
THIS WARRANT AND THE SHARES OF CAPITAL STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO: (1) REGISTRATION IN COMPLIANCE WITH SUCH ACT AND SUCH STATE LAWS; OR (2) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SUCH ACT AND SUCH STATE LAWS.

Date: March 19, 2010	Warrant No.
This Warrant to Purchase Common Stock (this “Warrant”) certifies that, for value received, [                    , [type of entity]] [or] [                    [Name]                    , an individual with an address of                     [Address]                    ,] or any holder hereof from time to time (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from QCR Holdings, Inc., a Delaware corporation (the “Company”), all or any part of                      (                    ) fully paid and nonassessable shares of the common stock, $1.00 par value per share, of the Company (“Common Stock”) at any time on or after the first anniversary of the date hereof until the close of business on the fifth anniversary of the date hereof, except as otherwise limited or earlier terminated as provided below (the “Exercise Period”), at a price per share equal to Ten Dollars ($10.00) (the “Exercise Price”). The number of shares of Common Stock underlying this Warrant and the Exercise Price are subject to adjustment as provided for herein.
Section 1. Issuance of Warrants. This Warrant is one of a series of warrants issued or to be issued under and pursuant to a Subscription Agreement (as amended, restated, supplemented or otherwise modified from time to time, herein referred to as the “Subscription Agreement”) between the Company and each of the holders of the Warrants. Reference is hereby made to the Subscription Agreement for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the holders of the Warrants. The Company is issuing the warrants as part of a private placement of units to investors who qualify as “accredited investors,” as such term is defined under Rule 501(a) of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. Each Unit consists of a 6.00% Series A Subordinated Note, due September 1, 2018, $1,000 principal amount, and a detachable warrant to acquire 20 shares of the Common Stock, at the Exercise Price.
Section 2. Exercise: Issuance of Certificates; Payments for Shares. Subject to the further provisions set forth below, this Warrant may be exercised by the Holder as to the whole, or any part, of the number of shares of Common Stock covered hereby, by surrender of this Warrant at any time during the Exercise Period at the main office of the Company, with the form of election to exercise attached hereto duly executed and upon payment to the Company of the Exercise Price for the shares so purchased in cash, by certified check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company. The Company agrees that the shares so purchased shall be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. Certificates for the shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding fifteen (15) days, after the rights represented by this Warrant shall have been exercised. If this Warrant shall be exercised with respect to only a part of the shares of Common Stock covered hereby, a replacement Warrant for the shares of Common Stock not covered by such exercise (the “Remaining Shares”) shall be issued as soon as practicable thereafter to the Holder thereby entitling the Holder to purchase the Remaining Shares at the Exercise Price at a future time.

Section 3. Shares to be Fully Paid; Reservation of Shares; Listing. The Company covenants and agrees that:
Section 3.1. all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof;
Section 3.2. from the date of issuance of this Warrant and during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue upon exercise of the rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant;
Section 3.3. the Company will take all such action as may be necessary to assure that the Common Stock issuable upon the exercise hereof may be so issued without violation of any applicable law or regulation; and
Section 3.4. the Company will use its reasonable best efforts to: (a) procure, at its sole expense, the listing of the shares of Common Stock issuable upon exercise of this Warrant at any time, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded; and (b) maintain such listings of such shares at all times after issuance.
Section 4. No Fractional Shares or Scrip. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon any exercise of this Warrant. In lieu of any fractional share of Common Stock to which the Holder would otherwise be entitled, the Holder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock on the last trading day preceding the date of exercise less the pro-rated Exercise Price for such fractional share. For purposes of this Warrant, the term “Market Price” means on any given day, the last reported sale price or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading.
Section 5. Exercise Price. The Exercise Price applicable at the time of the exercise of any of the rights granted under this Warrant shall be Ten Dollars ($10.00) per share of Common Stock, subject to adjustment as provided in Section 6.

Section 6. Adjustments and Other Rights. The Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 6 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 6 so as to result in duplication:
Section 6.1. Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall: (a) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (b) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of shares of Common Stock issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.
Section 6.2. Business Combinations. In case of any merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders (a “Business Combination”) or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 6.1), the Holder’s right to receive shares of Common Stock upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that the Holder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of common stock that affirmatively make an election (or of all such holders if none make an election).
Section 6.3. Rounding of Calculations; Minimum Adjustments. All calculations under this Section 6 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 6 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of shares of Common Stock into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.
Section 6.4. Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 6 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

Section 6.5. Other Events. If any event occurs as to which the provisions of this Section 6 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the board of directors of the Company, fairly and adequately protect the rights of this Warrant in accordance with the essential intent and principles of such provisions, then the board of directors of the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the board of directors of the Company, to protect such purchase rights as aforesaid. The Exercise Price or the number of shares of Common Stock into which this Warrant is exercisable shall not be adjusted in the event of a change in the par value of the Common Stock or a change in the jurisdiction of incorporation of the Company.
Section 6.6. Statement Regarding Adjustments. Whenever the Exercise Price or the number of shares of Common Stock into which this Warrant is exercisable shall be adjusted as provided in Section 6, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of shares of Common Stock into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at the address appearing in the Company’s records.
Section 6.7. Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 6 (but only if the action of the type described in this Section 6 would result in an adjustment in the Exercise Price or the number of shares of Common Stock into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Holder, in the manner set forth in Section 6.9, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
Section 6.8. Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 6, the Company shall take any action which may be necessary, including obtaining regulatory, NASDAQ Stock Market or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Holder is entitled to receive upon exercise of this Warrant pursuant to this Section 6.
Section 6.9. Adjustment Rules. Any adjustments pursuant to this Section 6 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

Section 7. Mandatory Exercise. The Company shall have the right at any time during the Exercise Period, on written notice to the Holder (the “Mandatory Exercise Notice”), to require that the Holder exercise this Warrant in whole or in part, provided that the volume weighted-average price per share of Common Stock on the NASDAQ Stock Market or such other securities exchange on which the Common Stock is then traded equals or exceeds 130% of the Exercise Price for at least twenty (20) trading days in any period of thirty (30) consecutive trading days. The Mandatory Exercise Notice shall be sent by mail, first class postage prepaid, to each Holder at the address appearing in the Company’s records. Upon receipt of the Mandatory Exercise Notice, the Holder must: (a) exercise this Warrant within thirty (30) days; or (b) notify the Company of its intent to transfer this Warrant pursuant to Section 11. If the Holder elects to transfer this Warrant pursuant to Section 11, then the subsequent holder of this Warrant must exercise this Warrant within the same 30-day period.
Section 8. No Voting Rights. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof.
Section 9. No Registration of Stock. This Warrant has not been, and the shares of Common Stock received upon exercise of this Warrant will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any state.
Section 10. Duration. This Warrant shall, in all events, be wholly void and have no effect after the close of business on the fifth anniversary of the date hereof.
Section 11. Transferability of Warrants. Subject to compliance with the federal and state securities laws, at any time on or after the second anniversary of the date hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the main office of the Company. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 11 shall be paid by the Company.
Section 12. Loss of Warrant. Upon receipt by the Company of satisfactory evidence of the loss, theft, destruction or mutilation of this Warrant and either (in the case of loss, theft or destruction) reasonable indemnification and a bond satisfactory to the Company if requested by the Company or (in the case of mutilation) the surrender of this Warrant for cancellation, the Company will execute and deliver to the Holder, without charge, a new Warrant of like denomination.
Section 13. Amendment and Waiver. The amendment or waiver of any term of this Warrant may only be effected by written agreement of the Holder.
Section 14. Prohibited Actions. The Company agrees that it will not take any action which would entitle the Holder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its Certificate of Incorporation.
Section 15. Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.
Section 16. Governing Law. This Warrant shall be construed in accordance with and governed in all respects by the laws and decisions of the State of Illinois, without regard to conflicts of law, except as the same may be superseded by the laws of the United States of America. If any provision of this Warrant is unenforceable to any extent, the remainder of this Warrant, or application of that provision to any persons or circumstances other than those to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by law.

In Witness Whereof, the Company has caused this Warrant to be signed in its name by its authorized officer the day and year first above written.

QCR Holdings, Inc.
By:
Name:
Title:

Form of Election to Exercise
(to be signed only upon exercise of Warrant)
To: QCR Holdings, Inc.
The undersigned, the Holder of Warrant No.                      attached hereto (the “Warrant”) and originally issued by QCR Holdings, Inc., a Delaware corporation (the “Company”), hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder,  _____  shares of common stock of the Company, $1.00 par value per share, and herewith makes an aggregate payment of $                     therefor, and requests that the certificates for such shares be issued in the name of and be delivered to                                          whose address is                                         .

Dated:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

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